As filed with the Securities and Exchange Commission on August 29, 2017

Registration No. 333-116631

Registration No. 333-101565

Registration No. 333-35809

Registration No. 333-11273

Registration No. 333-11271

Registration No. 33-70748

Registration No. 33-48392

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-116631

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-101565

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-35809

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-11273

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-11271

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-70748

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-48392

FORM S-8 POS

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WHOLE FOODS MARKET, INC.

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	550 Bowie Street, Austin, Texas 78703 (Address of Principal Executive Offices including Zip Code)	74-1989366 (IRS Employer Identification No.)

WHOLE FOODS MARKET 1992 STOCK OPTION PLAN FOR TEAM MEMBERS

NON-QUALIFIED STOCK OPTION PLAN OF AMRION, INC.

1994 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN OF AMRION, INC.

1987 STOCK OPTION AND INCENTIVE PLANS

1992 STOCK OPTION PLAN

SECOND AMENDED AND RESTATED 1991 STOCK INCENTIVE PLAN OF FRESH FIELDS MARKETS, INC.

1994 DIRECTOR STOCK OPTION PLAN OF FRESH FIELDS MARKETS, INC.

TEAM MEMBER STOCK PURCHASE PLAN

(Full titles of the plans)

Heather Stern

General Counsel and Global Vice President of Legal Affairs

Whole Foods Market, Inc.

550 Bowie Street,

Austin, Texas 78703

(Name and Address of Agent for Service)

(512) 477-4455

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Ronald O. Mueller, Esq.

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W.

Washington, DC 20036-5306

(202) 955-8671

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Whole Foods Market, Inc. (“Whole Foods Market”) with the Securities and Exchange Commission:

1. Registration No. 333-116631, filed on June 18, 2004, relating to the registration of shares of Common Stock of Whole Foods Market, no par value (“Common Stock”), issuable pursuant to the Whole Foods Market 1992 Stock Option Plan for Team Members.

2. Registration No. 333-101565, filed on November 27, 2002, relating to the registration of shares of Common Stock issuable pursuant to the Whole Foods Market 1992 Stock Option Plan for Team Members.

3. Registration No. 333-35809, filed on September 17, 1997, relating to the registration of shares of Common Stock issuable pursuant to the Non-Qualified Stock Option Plan of Amrion, Inc. and the 1994 Non-Employee Director Stock Option Plan of Amrion, Inc.

4. Registration No. 333-11273, filed on August 30, 1996, relating to the registration of shares of Common Stock issuable pursuant to the 1987 Stock Option and Incentive Plans and the 1992 Stock Option Plan.

5. Registration No. 333-11271, filed on August 30, 1996, relating to the registration of shares of Common Stock issuable pursuant to the Second Amended and Restated 1991 Stock Incentive Plan of Fresh Fields Markets, Inc. and the 1994 Director Stock Option Plan of Fresh Fields Markets, Inc.

6. Registration No. 33-70748, filed on October 22, 1993, relating to the registration of shares of Common Stock issuable pursuant to the Team Member Stock Purchase Plan.

7. Registration No. 33-48392, filed on June 5, 1992, relating to the registration of shares of Common Stock issuable pursuant to the Stock Option and Incentive Plans and the 1992 Stock Option Plan.

Pursuant to the Agreement and Plan of Merger, dated as of June 15, 2017 (the “Merger Agreement”), by and among Amazon.com, Inc. (“Amazon”), Whole Foods Market, and Walnut Merger Sub, Inc., Whole Foods Market became a subsidiary of Amazon. As a result of the transaction contemplated by the Merger Agreement, Whole Foods Market has terminated all offerings of its securities pursuant to the Registration Statements and hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 29th day of August, 2017.

WHOLE FOODS MARKET, INC. (REGISTRANT)

By:	/s/ Heather Stern
Heather Stern
General Counsel and Global Vice President of Legal Affairs

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the specified registration statements on Form S-8.

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